Dresser, Inc. 15455 Dallas Parkway, Suite 1100 - Addison, Texas 75001 - phone 972/361-9933 - fax 972/361.9929

DRESSER CONFIRMS FINANCIAL STATEMENTS TO BE RESTATED

Filing of Its 10-K to be Delayed

DALLAS, TX (March 29, 2005)--Dresser, Inc. today announced that it will restate certain financial statements issued in 2004 and prior periods. The Company previously reported on March 8, 2005 that it was conducting a review of fourth quarter adjustments disclosed in the Company's 2003 Annual Report on Form 10-K These adjustments included a $10.0 million decrease to pre-tax income and a $2.4 million decrease to income tax expense and were comprised of non-cash charges, the majority of which related to excess and obsolete inventory write-offs and the initial recognition of certain foreign pension liabilities from prior years. While the review is not yet complete, the Company has concluded that portions of the fourth quarter 2003 adjustments will be restated to prior periods.

The Company also announced today that it will restate certain previously issued financial statements to reflect a correction of an error related to the historical accounting for its LIFO inventories. The expected effect of the correction is a decrease in net inventories of approximately $7.0 million as of September 30, 2004. The aggregate expected effect on operations from January 1, 2001 through September 30, 2004 is a decrease to operating income of less than $2.0 million. The remainder affects operating income in periods prior to 2001.

Due to the time required to finalize the restatements and to complete its 2004 financial statements, the Company will be unable to timely file its 2004 Annual Report on Form 10-K with the Securities and Exchange Commission. The need for further revisions to prior periods may be discovered as the Company completes its 2004 financial statements.

Completion of this work will also affect the Company's ability to timely provide 2004 audited financial statements to its lenders under the Company's senior secured credit facility and senior unsecured term loan and to the holders of its 9 3/8% Senior Subordinated Notes. The Company has amended its senior secured credit facility and received a consent under its senior unsecured term loan to extend the delivery date of its audited financial statements and 2004 Annual Report on Form 10-K to May 30, 2005.

News Release and Conference Call Set

The Company also stated today that, due to the delay in the filing of its 2004 Annual Report on Form 10-K, it will release only selected unaudited financial information for the year ended December 31, 2004 and business update information on March 31, 2005. The Company has rescheduled its previously announced conference call to Friday, April 1 at 10 a.m. Eastern Time, 9 a.m. Central Time. Following the brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-218-0713 (international dial 1-303-262-2130), ten minutes before the conference call begins and ask for the Dresser conference.

There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/ir at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be "listen only" and will not have the capability to take part in the Q&A session.

A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/ir, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through April 8, 2005 and may be accessed by dialing 1-800-405-2236 (international dial 1-303-590-3000), then enter passcode 11026224#.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a comprehensive global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

Safe Harbor Statement:

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company's expectations regarding any changes to the Company's financial statements. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the Company's control. Factors that could effect the Company's forward-looking statements may include, among other things: changes to the Company's prior financial statements in addition to those currently contemplated by the restatement; potential additional effects from the restatement of the Company's 2004 financial position, results of operations or liquidity; and negative reactions to the delay in the completion of its 2004 financial statements. In addition, see the "Risk Factors" disclosure in the Company's most recent annual and quarterly reports on Form 10-K and Form 10-Q, respectively.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's financial statements. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

###

COMPANY CONTACT:

Don King

Investor Relations

(972) 361-9933

Don.King@dresser.com